Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in the Form S-1 Registration Statement filed with the Securities and Exchange Commission of our report dated November 2, 2010, on the consolidated financial statements of Swisher Hygiene, Inc. and Subsidiaries as of December 31, 2009 and 2008, and our review report dated November 2, 2010 on the consolidated financial statements of Swisher Hygiene, Inc. and Subsidiaries as of September 30, 2010. We further consent to the inclusion of our name under the heading “Experts” in the Form S-1 Registration Statement.

/s/ Scharf Pera & Co., PLLC
Scharf Pera & Co., PLLC
Charlotte, North Carolina

November 16, 2010